UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 19, 2023

BEAM GLOBAL

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53204	26-1342810
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5660 Eastgate Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 799-4583

___________________________________________________

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BEEM	NASDAQ Capital Market
Warrants	BEEMW	NASDAQ Capital Market

Item 1.01 Entry into a Material Definitive Agreement.

On June 19, 2023, Beam Global (the “Company”), entered into an Underwriting Agreement, as amended and restated on June 20, 2023 (the “Underwriting Agreement”), with Maxim Group LLC and Freedom Capital Markets (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters in an underwritten public offering (the “Offering”) an aggregate of 2,663,044 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (the “Common Stock”). Each share of Common Stock is being offered and sold to the public for a public offering price of $9.00 per share. Under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 45 days, to purchase an additional 399,456 shares of common stock. On June 21, 2023, the Underwriters exercised in full their option to purchase an additional 399,456 shares of common stock.

The Company intends to use approximately $7,500,000 of the net proceeds to fund the cash portion of the purchase price to acquire Amiga DOO Kraljevo and the remaining net proceeds for working capital to fund business operations and the development of new products, and for other general corporate purposes, including capital expenditures related to our growth. The Company received gross proceeds of approximately $27.5 million before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Offering closed on June 22, 2023, which included the closing of the Underwriters’ option to purchase an additional 399,456 shares. Maxim Group LLC and Freedom Capital Markets acted as the joint book-running managers of the Offering.

The Underwriting Agreement contains customary representations, warranties, and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement, the Company and its officers and directors have entered into “lock-up” agreements, subject to certain exceptions, with the Underwriters that generally prohibit the sale, transfer, or other disposition of securities of the Company for a period of 120 days from the date of the Underwriting Agreement.

The Offering was made pursuant to the Company’s effective “shelf” registration statement on Form S-3 and an accompanying prospectus (Registration No. 333-238701) filed with the Securities and Exchange Commission (the “SEC”) on May 26, 2020 and declared effective by the SEC on June 4, 2020, as supplemented by the preliminary prospectus supplement filed with the SEC on June 16, 2023 and the final prospectus supplement filed with the SEC on June 22, 2023.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K, and is incorporated herein by reference. The foregoing description of the material terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibits, which are incorporated by reference. A copy of the legal opinion of Weintraub Tobin Chediak Coleman Grodin Law Corporation relating to the legality of the issuance and sale of the Shares being sold in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors or the public to obtain factual information about the current state of affairs of the parties to that document. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC, including the prospectus supplements.

Item 8.01 Other Events

On June 16, 2023, the Company issued a press release announcing that it had commenced the Offering, and on June 19, 2023, the Company issued a press release announcing that it had priced the Offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively, and are incorporated herein by reference.

2

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit Description

1.1	Amended and Restated Underwriting Agreement, dated June 20, 2023
5.1	Opinion of Weintraub Tobin Chediak Coleman Grodin
23.1	Consent of Weintraub Tobin Chediak Coleman Grodin (included in Exhibit 5.1)
99.1	Press release dated June 16, 2023 relating to the Offering
99.2	Press release dated June 19, 2023 relating to the Offering
104	Cover Page Interactive Data File (formatted in iXBRL)

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAM GLOBAL

Dated: June 22, 2023	By:	/s/ Katherine H. McDermott
	Name:	Katherine H. McDermott
	Title:	Chief Financial Officer

4